Term Sheet To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 155-A-II dated September 30, 2010	Term sheet to Product Supplement No. 155-A-II Registration Statement No. 333-155535 Dated November 29, 2010; Rule 433

Structured Investments	JPMorgan Chase & Co. $ Contingent Coupon Notes Linked to an Equally Weighted Basket of 10 Reference Stocks due December 22, 2014

General

  Senior unsecured obligations of JPMorgan Chase & Co. maturing December 22, 2014†.
  The notes are designed for investors who seek (a) annual coupon payments that are linked to the performance of an equally weighted basket of 10 Reference Stocks, subject to the Coupon Cap that will not be less than 8.50% or greater than 9.50% per annum (to be determined on the pricing date) and the Minimum Coupon Rate of 0.00% per annum, and (b) return of their initial investment at maturity. Investors should be willing to forgo dividend payments on the Reference Stocks and any return on their investment beyond the Coupon Payments, if any, while receiving their initial investment back at maturity. May be appropriate for investors seeking income and exposure to U.S. equity markets while pursuing repayment of principal in full at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Interest will be payable on a yearly basis.
  Minimum denominations of $1,000 and integral multiples thereof.
  The notes are expected to price on or about December 17, 2010 and are expected to settle on or about December 22, 2010.

Key Terms

Basket:

The Basket consists of 10 common stocks, (each, a “Reference Stock” and collectively, the “Reference Stocks”). The Reference Stocks and the Bloomberg tick symbol, Stock Weighting and Initial Share Price of each Reference Stock are set forth under “The Basket” on page TS-1 of this term sheet.

Coupon Rate:

The Coupon Rate for each Coupon Payment Date will be a percentage equal to the greater of (a) the sum of the Stock Performance of each Reference Stock on the Coupon Determination Date multiplied by the Stock Weighting for such Reference Stock, and (b) the Minimum Coupon Rate. In no case however, will the Coupon Rate be greater than the Coupon Cap.

Coupon Payment:	The Coupon Payment per $1,000 note payable on each Coupon Payment Date will equal $1,000 x Coupon Rate.
Coupon Determination Dates†:	December 16, 2011, December 18, 2012, December 17, 2013 and December 17, 2014.
Coupon Payment Dates†:	December 21, 2011, December 21, 2012, December 20, 2013 and December 22, 2014.
Stock Performance:

The Stock Performance for a Reference Stock on any Coupon Determination Date will be:

(1) if the Stock Return on such date is greater than or equal to the Stock Return Threshold, the Coupon Cap, or

(2) if the Stock Return on such date is less than the Stock Return Threshold, the greater of the Stock Return and the Stock Return Floor.

Stock Return Threshold:	Equal to the Coupon Cap, which will be between 8.50% and 9.50% per annum (to be determined on the pricing date).
Stock Return Floor:	-20.00%
Stock Return:	With respect to a Reference Stock, on any trading day:
Final Share Price – Initial Share Price Initial Share Price
Minimum Coupon Rate:	0.00% per annum.
Coupon Cap:	Between 8.50% and 9.50% per annum (to be determined on the pricing date).
Initial Share Price:	With respect to each Reference Stock, the closing price of one share of such Reference Stock on the pricing date divided by the Share Adjustment Factor for such Reference Stock.
Final Share Price:	With respect to each Reference Stock, the closing price of one share of such Reference Stock on the applicable Coupon Determination Date.
Share Adjustment Factor:

With respect to each Reference Stock, 1.0 on the pricing date and subject to adjustment under certain circumstances. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

Payment at Maturity:	On the Maturity Date, you will receive your initial investment in the notes back plus the final Coupon Payment, if any. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
Maturity Date†:	December 22, 2014
CUSIP:	48124A3W5
†	Subject to postponement in the event of a market disruption event as described under “Description of Notes” in the accompanying product supplement.

Investing in the Contingent Coupon Notes involves a number of risks. See “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. 155-A-II and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 155-A-II and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying product supplement no. 155-A-II or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees and Commissions (2)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes.
(2)

If the notes priced today, J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $30.00 per $1,000 principal amount note.  This commission includes the projected profits that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes.  The actual commission received by JPMS may be more or less than $30.00 and will depend on market conditions on the pricing date.  In no event will the commission received by JPMS exceed $50.00 per $1,000 principal amount note.  Please see “Plan of Distribution (Conflicts of Interest)” beginning on page PS-35 of the accompanying product supplement no. 155-A-II.

The agent for this offering, JPMS, is an affiliate of ours. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-35 of the accompanying product supplement no. 155-A-II.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

November 29, 2010

Additional Terms Specific to the Notes

You should read this term sheet together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 155-A-II dated September 30, 2010. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 155-A-II, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 155-A-II dated September 30, 2010:
  http://www.sec.gov/Archives/edgar/data/19617/000089109210004180/e39947_424b2.htm

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

The Basket

The issuers of the Reference Stocks and the ticker symbol, the relevant exchange on which each Reference Stock is listed, the Stock Weighting and the Initial Share Price of each Reference Stock are set forth below:

Ticker Symbol	Reference Stock Issuer	Relevant Exchange	Stock Weighting	Initial Share Price†

AMZN	Amazon.com, Inc.	NASDAQ	1/10	$
BMY	Bristol-Myers Squibb Company	NYSE	1/10	$
GIS	General Mills, Inc.	NYSE	1/10	$
INTC	Intel Corporation	NASDAQ	1/10	$
MCD	McDonald’s Corporation	NYSE	1/10	$
MO	Altria Group, Inc.	NYSE	1/10	$
NEM	Newmont Mining Corporation	NYSE	1/10	$
T	AT&T Inc.	NYSE	1/10	$
WFC	Wells Fargo & Company	NYSE	1/10	$
WMT	Wal-Mart Stores, Inc.	NYSE	1/10	$

†The Initial Share Price of each Reference Stock will be determined on the pricing date.

Selected Purchase Considerations

  PRESERVATION OF CAPITAL AT MATURITY – At maturity, you will receive your initial investment in the notes back if the notes are held to maturity, regardless of the performance of the Basket. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  ANNUAL INTEREST PAYMENTS – The notes offer the potential to earn annual Coupon Payments with a variable Coupon Rate that will not be less than the Minimum Coupon Rate of 0.00% per annum or greater than the Coupon Cap of not less than 8.50% or greater than 9.50% per annum (to be determined on the pricing date). The Coupon Rate will equal the weighted average Stock Performance of the Reference Stocks on the applicable Coupon Determination Date, provided that the Coupon Rate will not be less than the Minimum Coupon Rate or greater than the Coupon Cap. For each Reference Stock, the Stock Performance on any Coupon Determination Date will be equal to (i) the Coupon Cap if the closing price of such Reference Stock has appreciated beyond the Stock Return Threshold from the pricing date to such Coupon Determination Date or (ii) the greater of the Stock Return and the Stock Return Floor for such Reference Stock if the closing price for such Reference Stock has not appreciated beyond the Stock Return Threshold or declined from the pricing date to such Coupon Determination Date. Accordingly, you will receive a Coupon Payment on a Coupon Payment Date if the closing prices of a sufficient number of the Reference Stocks have appreciated from the Pricing Date to the applicable Coupon Determination Date to offset any negative Stock Return of any other Reference Stock, each subject to the Coupon Cap and the Stock Return Floor.
  RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 10 REFERENCE STOCKS — The Coupon Rate of the notes is linked to the performance of an equally weighted basket, which consists of 10 Reference Stocks. These Reference Stocks are the common stocks of Amazon.com, Inc., Bristol-Myers Squibb Company, General Mills, Inc., Intel Corporation, McDonald’s Corporation, Altria Group, Inc., Newmont Mining Corporation, AT&T Inc., Wells Fargo & Company and Wal-Mart Stores, Inc.

JPMorgan Structured Investments — Contingent Coupon Notes Linked to an Equally Weighted Basket of 10 Reference Stocks	TS-1

  TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 155-A-II.  Subject to the limitations described in the accompanying product supplement, and based on certain factual representations received from us, in the opinion of our special tax counsel, Sidley Austin LLP, the notes should be treated for U.S. federal income tax purposes as “variable rate debt instruments”. We and you, by virtue of purchasing the notes, agree to treat the notes as variable rate debt instruments. Accordingly, interest paid on the notes should generally be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your regular method of accounting for U.S. federal income tax purposes. In general, gain or loss realized on the sale, exchange or other disposition of the notes will be capital gain or loss.

  Subject to certain assumptions and representations received from us, the discussion in this section entitled “Tax Treatment”, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 155-A-II, constitutes the full opinion of Sidley Austin LLP regarding the material U.S. federal income tax treatment of owning and disposing of the notes.

Selected Risk Considerations

  YOU MAY NOT RECEIVE COUPON PAYMENTS ON YOUR NOTES — Your only return on the notes will be the annual Coupon Payments, if any, paid over the term of the notes. If the closing prices of one or more of the Reference Stocks have declined from the pricing date to the applicable Coupon Determination Date, resulting in negative Stock Returns for such Reference Stocks, any such negative Stock Returns, although limited in their effect on your return by the Stock Return Floor, could offset entirely the positive contribution to the Coupon Rate from any other Reference Stocks that have positive Stock Returns, although limited by the Return Cap. Under these circumstances, the Coupon Rate will be equal to the Minimum Coupon Rate of 0.00% per annum and no Coupon Payment will be made on each applicable Coupon Payment Date. If the Minimum Coupon Rate applies for each of the applicable Coupon Payment Dates, over the term of the notes you will not receive any Coupon Payment over the term of the notes. At maturity, you will receive a cash payment equal to $1,000 per $1,000 principal amount note. Therefore, the return on your investment in the notes may be less than the amount that would be paid on a conventional debt security having a similar maturity issued by us or an issuer with a comparable credit rating. The Coupon Payments paid over the term of the notes may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.
  LIMITED RETURN ON THE NOTES — The appreciation potential of the notes is limited by the Coupon Cap of not less than 8.50% or greater than 9.50% per annum (to be determined on the pricing date). On each Coupon Determination Date, even if one or more of the Stock Returns is greater than the Stock Return Threshold, the Coupon Rate will not exceed the Coupon Cap. Moreover, the Stock Performance of each Reference Stock in the Basket is limited to the Coupon Cap, even if the Stock Return of such Reference Stock is greater than the Coupon Cap. Accordingly, your return on each Coupon Payment Date will be limited, regardless of the actual appreciation of the closing prices of the Reference Stocks, which may be significant.
  CHANGES IN THE CLOSING PRICES OF THE REFERENCE STOCKS MAY OFFSET EACH OTHER — The notes are linked to an equally weighted basket consisting of 10 Reference Stocks. Price movements in the Reference Stocks may change such that the Stock Returns for the Reference Stocks on any relevant Coupon Determination Date may not correlate with each other. At a time when the closing prices of one or more of the Reference Stocks increases, the closing prices of the other Reference Stocks may not increase as much or may even decline in value. Therefore, in calculating the Coupon Rate for any relevant Coupon Payment Date, the positive contribution from a Reference Stock with a positive Stock Return may be moderated, or more than offset, by declines in the closing prices of the other Reference Stocks. In addition, a positive contribution by a Reference Stock is limited to the Coupon Cap and a negative contribution by a Reference Stock is limited to the Stock Return Floor, which may have a disproportionate impact on the Coupon Rate. There can be no assurance that you will receive a Coupon Payment on any Coupon Payment Date.
  CORRELATION (OR LACK OF CORRELATION) OF PERFORMANCES AMONG THE REFERENCE STOCKS MAY REDUCE THE PERFORMANCE OF THE NOTES — Performances among the Reference Stocks may become highly correlated from time to time during the term of the notes, including, but not limited to, a period in which there is a substantial decline in the primary securities markets for the Reference Stocks. High correlation during periods of negative returns among the Reference Stocks could cause the Coupon Payments to be zero and adversely affect the value of the notes. In addition, the performance of the Reference Stocks may not be correlated and, accordingly, your investment in the notes may only produce a positive return if there is a broad based rise in the industries represented by the Reference Stocks.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Payment on the notes is dependent on JPMorgan Chase & Co.’s ability to pay the amount due on the notes at maturity, and therefore your payment on the notes is subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or

JPMorgan Structured Investments — Contingent Coupon Notes Linked to an Equally Weighted Basket of 10 Reference Stocks	TS-2

  making equity investments in, such Reference Stock issuers or providing advisory services to such Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the applicable Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  NO OWNERSHIP RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes.
  NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this term sheet. You should make your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission or reflects the deduction of a discount allowed to each agent and includes the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the full principal amount and may be lower than the price at which you initially purchased the notes and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission or discount and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
  HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates or an unaffiliated hedging agent may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to one or more of the Reference Stocks. We or our affiliates may also trade in the Reference Stocks or instruments related to the Reference Stocks from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you on any Coupon Payment Date.
  ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for each Reference Stock to reflect certain events affecting such Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stocks. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement for further information.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the closing price of the Reference Stock on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the expected volatility in the Reference Stocks;
    the time to maturity of the notes;
    the dividend rates paid on the Reference Stocks;
    the correlation (or lack of correlation) in price movements among the Reference Stocks;
    interest and yield rates in the market generally;
    a variety of economic, financial, political, regulatory and judicial events;
    the occurrence of certain events affecting the issuers of the Reference Stocks that may or may not require an adjustment to the applicable Share Adjustment Factor, including a merger or acquisition; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Contingent Coupon Notes Linked to an Equally Weighted Basket of 10 Reference Stocks	TS-3

Sensitivity Analysis — Hypothetical Coupon Rates for one Coupon Payment Date for Each $1,000 note

The following tables and examples illustrate hypothetical Coupon Rates for a Coupon Payment Date for a basket of ten hypothetical Reference Stocks, each with a hypothetical Initial Share Price of $100 and a hypothetical Final Share Price as set forth in the table for each example. The following tables and examples assume a Coupon Cap of 8.50% per annum (the actual Coupon Cap will be determined on the pricing date and will not be less than 8.50% or greater than 9.50%) and a Stock Return Threshold of 8.50% per annum (the actual Stock Return Threshold will equal the Coupon Cap and will be determined on the pricing date) and reflect the Minimum Coupon Rate of 0.00% per annum and the Stock Return Floor of -20%.

The actual Initial Share Price for each Reference Stock included in the Basket will be determined on the pricing date and will likely be different from the hypothetical Initial Share Price and different from the Initial Share Price of each of the other Reference Stocks. The actual Final Share Price for each Reference Stock included in the Basket will be determined on the applicable Coupon Determination Date and will likely be different from the hypothetical Final Share Prices set forth below. The hypothetical Coupon Rates set forth below are for illustrative purposes only and may not be the actual Coupon Rates for any Coupon Payment Date applicable to a purchaser of the notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

Example 1:

TABLE 1

Reference Stock	Final Share Price	Stock Return	Stock Performance	Stock Performance x Stock Weighting

Stock 1	$106.00	6.00%	6.00%	0.60%
Stock 2	$100.10	0.10%	0.10%	0.01%
Stock 3	$100.50	0.50%	0.50%	0.05%
Stock 4	$101.00	1.00%	1.00%	0.10%
Stock 5	$102.00	2.00%	2.00%	0.20%
Stock 6	$95.00	-5.00%	-5.00%	-0.50%
Stock 7	$102.50	2.50%	2.50%	0.25%
Stock 8	$97.00	-3.00%	-3.00%	-0.30%
Stock 9	$105.00	5.00%	5.00%	0.50%
Stock 10	$104.00	4.00%	4.00%	0.40%

			Total =	1.31%
			Coupon Rate =	1.31% per annum

Explanation for Example 1

As illustrated by Table 1 above, because 8 of the 10 Reference Stocks have positive Stock Returns, ranging from 0.10% to 6.00%, and even though the other 2 Reference Stocks (Stock 6 and Stock 8) have negative Stock Returns of -5.00% and -3.00%, the Coupon Rate is 1.31% per annum, and the investor receives a Coupon Payment on the applicable Coupon Payment Date of $13.10 per $1,000 note. Even when most of the Reference Stocks only have modest positive Stock Returns, if the negative Stock Returns for the other Reference Stocks are sufficiently small, the investor will receive a Coupon Payment on the applicable Coupon Payment Date.

Example 2:

TABLE 2

Reference Stock	Final Share Price	Stock Return	Stock Performance	Stock Performance x Stock Weighting

Stock 1	$81.00	-19.00%	-19.00%	-1.90%
Stock 2	$110.00	10.00%	8.50%	0.85%
Stock 3	$85.00	-15.00%	-15.00%	-1.50%
Stock 4	$150.00	50.00%	8.50%	0.85%
Stock 5	$110.00	10.00%	8.50%	0.85%
Stock 6	$120.00	20.00%	8.50%	0.85%
Stock 7	$82.00	-18.00%	-18.00%	-1.80%
Stock 8	$100.00	0.00%	0.00%	0.00%
Stock 9	$50.00	-50.00%	-20.00%	-2.00%
Stock 10	$106.00	6.00%	6.00%	0.60%

			Total =	-3.20%
			Coupon Rate =	0.00% per annum

JPMorgan Structured Investments — Contingent Coupon Notes Linked to an Equally Weighted Basket of 10 Reference Stocks	TS-4

Explanation for Example 2

As illustrated by Table 2 above, even though 6 of the 10 Reference Stocks have Stock Returns equal to or greater than zero, ranging from 0.00% to 50.00%, because the other 4 Reference Stocks (Stock 1, Stock 3, Stock 7 and Stock 9) have significant negative Stock Returns of -19.00%,-15.00%, -18.00% and -50.00%, and although the Stock Performance of Stock 9 will be the greater of the Stock Return of -50% and the Stock Return Floor, which is -20%, the weighted average Stock Performance is -3.20%. However, because the Coupon Rate may not be less than 0.00%, the Coupon Rate is 0.00% per annum, and the investor receives no Coupon Payment on the applicable Coupon Payment Date. Even when most of the Reference Stocks have positive Stock Returns, if the negative Stock Returns for the other Reference Stocks are sufficiently large, the investor will receive no Coupon Payment on the applicable Coupon Payment Date.

Example 3:

TABLE 3

Reference Stock	Final Share Price	Stock Return	Stock Performance	Stock Performance x Stock Weighting

Stock 1	$115.00	15.00%	8.50%	0.85%
Stock 2	$115.00	15.00%	8.50%	0.85%
Stock 3	$120.00	20.00%	8.50%	0.85%
Stock 4	$150.00	50.00%	8.50%	0.85%
Stock 5	$130.00	30.00%	8.50%	0.85%
Stock 6	$130.00	30.00%	8.50%	0.85%
Stock 7	$135.00	35.00%	8.50%	0.85%
Stock 8	$125.00	25.00%	8.50%	0.85%
Stock 9	$145.00	45.00%	8.50%	0.85%
Stock 10	$115.00	15.00%	8.50%	0.85%

			Total =	8.50%
			Coupon Rate =	8.50% per annum

Explanation for Example 3

As illustrated by Table 3 above, even though all 10 Reference Stocks have significant positive Stock Returns, ranging from 15.00% to 50.00%, because the Coupon Rate may not be more than the Coupon Cap of 8.50%, the Coupon Rate is equal to the Coupon Cap of 8.50% per annum, and the investor receives the maximum Coupon Payment on the applicable Coupon Payment Date of $85.00 per $1,000 note. Even when all of the Reference Stocks have significant positive Stock Returns, the Coupon Payment on the applicable Coupon Payment Date is limited by the Coupon Cap.

Example 4:

TABLE 4

Reference Stock	Final Share Price	Stock Return	Stock Performance	Stock Performance x Stock Weighting

Stock 1	$93.50	-6.50%	-6.50%	-0.65%
Stock 2	$110.00	10.00%	8.50%	0.85%
Stock 3	$98.00	-2.00%	-2.00%	-0.20%
Stock 4	$150.00	50.00%	8.50%	0.85%
Stock 5	$100.00	0.00%	0.00%	0.00%
Stock 6	$120.00	20.00%	8.50%	0.85%
Stock 7	$82.00	-18.00%	-18.00%	-1.80%
Stock 8	$104.00	4.00%	4.00%	0.40%
Stock 9	$91.00	-9.00%	-9.00%	-0.90%
Stock 10	$106.00	6.00%	6.00%	0.60%

			Total =	0.00%
			Coupon Rate =	0.00% per annum

Explanation for Example 4

As illustrated by Table 4 above, even though 6 of the 10 Reference Stocks have Stock Returns equal to or greater than zero, ranging from 0.00% to 50.00%, because the other 4 Reference Stocks (Stock 1, Stock 3, Stock 7 and Stock 9) have negative Stock Returns of -6.50%,-2.00%, -18.00% and -9.00%, the average Stock Performance is 0%. Therefore, the Coupon Rate is 0.00% per annum, and the investor receives no Coupon Payment on the applicable Coupon Payment Date. Even when most of the Reference Stocks have significant positive Stock Returns, if the negative Stock Returns for the other Reference Stocks are sufficiently large, the investor will receive no Coupon Payment on the applicable Coupon Payment Date.

JPMorgan Structured Investments — Contingent Coupon Notes Linked to an Equally Weighted Basket of 10 Reference Stocks	TS-5

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stock(s)” beginning on page PS-18 of the accompanying product supplement for more information.

Historical Information of the Reference Stocks and the Basket

The following graphs contained in this term sheet set forth the historical performance of the Reference Stocks based on the weekly closing prices (in U.S. dollars) of the Reference Stocks from January 7, 2005 through November 26, 2010. We obtained the closing prices and other market information in this term sheet from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since the commencement of trading of each Reference Stock, the price of such Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock during the term of the notes. We cannot give you assurance that the performance of each Reference Stock will result in any Coupon Payment. We make no representation as to the amount of dividends, if any, that each Reference Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Reference Stock.

Amazon.com, Inc. (“Amazon.com”)

According to its publicly available filings with the SEC, Amazon.com operates retail websites and offers programs that enable third parties to sell products on its websites. The common stock of Amazon.com, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Amazon.com in the accompanying product supplement. Amazon.com’s SEC file number is 000-22513.

Historical Information of the Common Stock of Amazon.com

The following graph sets forth the historical performance of the common stock of Amazon.com based on the weekly closing price (in U.S. dollars) of the common stock of Amazon.com from January 7, 2005 through November 26, 2010.  The closing price of the common stock of Amazon.com on November 26, 2010 was $177.50.

JPMorgan Structured Investments — Contingent Coupon Notes Linked to an Equally Weighted Basket of 10 Reference Stocks	TS-6

Bristol-Myers Squibb Company (“Bristol-Myers”)

According to its publicly available filings with the SEC, Bristol-Myers is a BioPharmaceuticals company whose products, which include chemically-synthesized drugs and biological products, are sold primarily to wholesalers, retail pharmacies, hospitals, government entities and the medical profession. The common stock of Bristol-Myers, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Bristol-Myers in the accompanying product supplement. Bristol-Myers’ SEC file number is 001-01136.

Historical Information of the Common Stock of Bristol-Myers

The following graph sets forth the historical performance of the common stock of Bristol-Myers based on the weekly closing price (in U.S. dollars) of the common stock of Bristol-Myers from January 7, 2005 through November 26, 2010.  The closing price of the common stock of Bristol-Myers on November 26, 2010 was $25.56.

General Mills, Inc. (“General Mills”)

According to its publicly available filings with the SEC, General Mills is a leading global manufacturer and marketer of branded consumer foods sold through retail stores. General Mills manufactures its products in 16 countries and markets them in more than 100 countries. The common stock of General Mills, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of General Mills in the accompanying product supplement. General Mills’ SEC file number is 001-01185.

Historical Information Regarding the Common Stock of General Mills

The following graph sets forth the historical performance of the common stock of General Mills based on the weekly closing price (in U.S. dollars) of the common stock of General Mills from January 7, 2005 through November 26, 2010.  The closing price of the common stock of General Mills on November 26, 2010 was $35.11.

JPMorgan Structured Investments — Contingent Coupon Notes Linked to an Equally Weighted Basket of 10 Reference Stocks	TS-7

Intel Corporation (“Intel”)

According to its publicly available filings with the SEC, Intel, is a semiconductor chip maker that develops integrated digital technology products, primarily integrated circuits, for industries such as computing and communications. The capital shares of Intel (which we refer to as the “common stock of Intel”), par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Intel in the accompanying product supplement. Intel’s SEC file number is 000-06217.

Historical Information of the Common Stock of Intel

The following graph sets forth the historical performance of the common stock of Intel based on the weekly closing price (in U.S. dollars) of the common stock of Intel from January 7, 2005 through November 26, 2010. The closing price of the common stock of Intel on November 26, 2010 was $21.33.

McDonald’s Corporation (“McDonald’s”)

According to its publicly available filings with the SEC, McDonald’s primarily franchises and operates McDonald’s restaurants in the food service industry. These restaurants serve a varied, yet limited, value-priced menu in more than 100 countries around the world. The common stock of McDonald’s, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of McDonald’s in the accompanying product supplement. McDonald’s SEC file number is 001-05231.

Historical Information of the Common Stock of McDonald’s

The following graph sets forth the historical performance of the common stock of McDonald’s based on the weekly closing price (in U.S. dollars) of the common stock of McDonald’s from January 7, 2005 through November 26, 2010.  The closing price of the common stock of McDonald’s on November 26, 2010 was $78.81.

JPMorgan Structured Investments — Contingent Coupon Notes Linked to an Equally Weighted Basket of 10 Reference Stocks	TS-8

Altria Group, Inc. (“Altria”)

According to its publicly available filings with the SEC, Altria, through its subsidiaries, engages in the manufacture and sale of cigarettes, wine, and other tobacco products in the United States and internationally. The company also maintains a portfolio of leveraged and direct finance leases principally in transportation, including aircraft, as well as power generation and manufacturing equipment, and facilities. The common stock of Altria, par value $0.33 1/3 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Altria in the accompanying product supplement. Altria’s SEC file number is 001-08940.

Historical Information of the Common Stock of Altria

The following graph sets forth the historical performance of the common stock of Altria based on the weekly closing price (in U.S. dollars) of the common stock of Altria from January 7, 2005 through November 26, 2010. The closing price of the common stock of Altria on November 26, 2010 was $24.39.

Newmont Mining Corporation (“Newmont”)

According to its publicly available filings with the SEC, Newmont is primarily a gold producer with significant assets or operations in the United States, Australia, Peru, Indonesia, Ghana, Canada, New Zealand and Mexico. The common stock of Newmont, par value $1.60 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Newmont in the accompanying product supplement. Newmont’s SEC file number is 001-31240.

Historical Information of the Common Stock of Newmont

The following graph sets forth the historical performance of the common stock of Newmont based on the weekly closing price (in U.S. dollars) of the common stock of Newmont from January 3, 2005 through November 26, 2010. The closing price of the common stock of Newmont on November 26, 2010 was $58.68.

JPMorgan Structured Investments — Contingent Coupon Notes Linked to an Equally Weighted Basket of 10 Reference Stocks	TS-9

AT&T Inc. (“AT&T)

According to its publicly available filings with the SEC, AT&T is a telecommunications services providers of telecommunications services. The common stock of AT&T, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of AT&T in the accompanying product supplement. AT&T’s SEC file number is 001-08610.

Historical Information of the Common Stock of AT&T

The following graph sets forth the historical performance of the common stock of AT&T based on the weekly closing price (in U.S. dollars) of the common stock of AT&T from January 7, 2005 through November 26, 2010. The closing price of the common stock of AT&T on November 26, 2010 was $27.98.

Wells Fargo & Company (“Wells Fargo”)

According to its publicly available filings with the SEC, Wells Fargo is a financial services company providing banking, insurance, trust and investments, mortgage banking, investment banking, retail banking, brokerage and consumer finance through banking stores, the internet and other distribution channels to individuals, businesses and institutions in all 50 states, the District of Columbia and in other countries. The common stock of Wells Fargo, par value $1-2/3 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Wells Fargo in the accompanying product supplement. Wells Fargo’s SEC file number is 001-02979.

Historical Information of the Common Stock of Wells Fargo

The following graph sets forth the historical performance of the common stock of Wells Fargo based on the weekly closing price (in U.S. dollars) of the common stock of Wells Fargo from January 7, 2005 through November 26, 2010. The closing price of the common stock of Wells Fargo on November 26, 2010 was $26.71

JPMorgan Structured Investments — Contingent Coupon Notes Linked to an Equally Weighted Basket of 10 Reference Stocks	TS-10

Wal-Mart Stores, Inc.

According to its publicly available filings with the SEC, Wal-Mart Stores, Inc. operates discount stores, supercenters, and neighborhood markets which offer merchandise such as apparel, housewares, small appliances, electronics, and hardware. The common stock of Wal-Mart Stores, Inc., par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Wal-Mart Stores, Inc. in the accompanying product supplement. Wal-Mart Stores, Inc.’s SEC file number is 001-06991.

Historical Information of the Common Stock of Wal-Mart Stores, Inc.

The following graph sets forth the historical performance of the common stock of Wal-Mart Stores, Inc. based on the weekly closing price (in U.S. dollars) of the common stock of Wal-Mart Stores, Inc. from January 7, 2005 through November 26, 2010. The closing price of the common stock of Wal-Mart Stores, Inc. on November 26, 2010 was $53.74.

JPMorgan Structured Investments — Contingent Coupon Notes Linked to an Equally Weighted Basket of 10 Reference Stocks	TS-11